Sphere 3D Corp. Provides June 2023 Production and Operation Updates

Toronto, Ontario--(Newsfile Corp. - July 17, 2023) - Sphere 3D Corp. (NASDAQ: ANY) ("Sphere 3D" or the "Company"), dedicated to becoming the leading carbon-neutral Bitcoin mining company operating at an industrial scale, provides results of its Bitcoin mining operation for June 2023.

Key Highlights:

  65.1 Bitcoin were mined in June, down 16% from May and up 434% year-over-year
  Month-end operating hash rate increased to 1.0 EH/s
  Operations achieved 76.3 BTC/EH efficiency
  Uptime was 86%, down sequentially from May due to curtailments near the end of the month as a result of seasonal high temperatures at our hosting partner sites

Metrics	June 2022	May 2023	June 2023
Bitcoin Mined	12.2	77.7	65.1
Bitcoin Sold	0.0	70.9	67.2
Mining Revenue*	$0.2 million	$2.1 million	$1.8 million
Bitcoin Holdings	49.2	22.3	20.2
Deployed Miners	~1,000	~9,995	~9,995
Month End Deployed Hash Rate (EH/s)	100 PH/s	1.0 EH/s	1.0 EH/s

          *Unaudited

CEO Comments

"In June, we mined 65.1 Bitcoin," said Patricia Trompeter, CEO of Sphere3D. "Our Bitcoin production decreased in June due to a significant reduction in transaction fees from May and curtailments related to seasonal high temperatures at our Texas and Missouri hosting sites.  In June, our hosting site in Texas also experienced operational delays in bringing hash rate online. Subsequently, in early July, another 2,400 miners arrived at our Texas hosting site, which we expect will be energized over the next week, bringing our total hash rate to 1.3 EH/s. Once all 1.5 EH/s are fully operational, we anticipate delivering positive operating cash flows on a run-rate basis at current market levels."

Nasdaq Listing Update

On July 14, 2023, Nasdaq notified us that Sphere3D has regained compliance with Listing Rule 5550(a)(2) as the closing bid price of its shares were above $1.00 for 10 consecutive days.

About Sphere 3D

Sphere 3D Corp. (NASDAQ: ANY) is a net carbon-neutral cryptocurrency miner with decades of proven enterprise data-services expertise. The Company is growing its industrial-scale mining operation through the capital-efficient procurement of next-generation mining equipment and partnering with best-in-class data center operators. Sphere 3D is dedicated to growing shareholder value while honoring its commitment to strict environmental, social, and governance standards. For more information about the Company, please visit Sphere3D.com.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements generally related to future events including the timing of the proposed transaction and other information related proposed transaction. In some cases, you can identify forward-looking statements because they contain words such as "may," "will," "should," "experts," "plans," "anticipates," "could," "intends," "target," "project," "contemplates," "believes," "believes," "estimates," "predicts," "potential," or "continue" or the negative of these words or other similar terms or expressions. Expectations and beliefs regarding matters discussed herein may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from the projected. The forward-looking statements contained in this communication are also subject  other risks and uncertainties, including those more fully described in filings with the SEC, including Sphere 3D's reports filed on Form 10-K and Form 8-K and in other filings made by Sphere 3D with the SEC from time to time and available at www.sec.gov. These forward-looking statements are based on current expectations, which are subject to change.

Sphere 3D Contacts

Kurt Kalbfleisch CFO, Sphere 3D

Investor.relations@sphere3d.com